A Special Meeting of Shareholders

     A meeting of shareholders of the HSBC Investor Funds was held on June 15, 2011. At the meeting the shareholders voted and approved the following proposal:

     Proposal 1: To elect each of the following six nominees to serve as a Trustee on the Boards of Trustees of the Trusts until his or her successor is duly elected and qualify.

             No. of Shares  % of Outstanding Shares  % of Shares Voted
	     Marcia L. Beck
Affirmative  8,013,741,245.100          43.325% 	   86.413%
Withhold     1,260,049,503.170           6.812%            13.587%
TOTAL        9,273,790,748.270          50.137%           100.000%

	     Sylvia Coutinho
Affirmative  8,013,782,283.636          43.325%            86.413%
Withhold     1,260,008,464.634           6.812%            13.587%
TOTAL        9,273,790,748.270          50.137%           100.000%

	     Susan S. Huang
Affirmative  8,013,758,594.267          43.325%            86.413%
Withhold     1,260,032,154.003           6.812%            13.587%
TOTAL        9,273,790,748.270          50.137%           100.000%

	     Alan S. Parsow
Affirmative  8,014,028,515.450          43.326%            86.416%
Withhold     1,259,762,232.820           6.811%            13.584%
TOTAL        9,273,790,748.270          50.137%           100.000%

	     Thomas F. Robards
Affirmative  8,009,688,698.670          43.303%            86.369%
Withhold     1,264,102,049.600           6.834%            13.631%
TOTAL        9,273,790,748.270          50.137%           100.000%

	     Michael Seely
Affirmative  8,014,132,476.900          43.327%            86.417%
Withhold     1,259,658,271.370           6.810%            13.583%
TOTAL        9,273,790,748.270          50.137%           100.000%